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Exhibit 10.43

Confidential Treatment Requested

Private Label

PCS Services Agreement

between

Sprint Spectrum L.P.

and

Qwest Wireless LLC

SPRINT CONFIDENTIAL INFORMATION—RESTRICTED

PC Docs 98564 v2 (7/30/03)

PRIVATE LABEL PCS SERVICES AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	QWEST RELATIONSHIP, EXCLUSIVITY [****]	6
2.1.	GENERAL	6
2.2.	PRIVATE LABEL SERVICE EXCLUSIVITY	7
2.3.	[****]	7
3.	TERM	8
3.1.	GENERAL	8
3.2.	PHASE-OUT PERIOD	8
4.	CONVERSION PLANS	8
5.	REPRESENTATIONS AND WARRANTIES	9
5.1.	DUE INCORPORATION OR FORMATION; AUTHORIZATION OF AGREEMENTS	9
5.2.	NO CONFLICT; NO DEFAULT	9
5.3.	LITIGATION	9
5.4.	SPRINT LICENSES	10
6.	SCOPE OF PCS SERVICE	10
6.1.	[****]	10
6.2.	[****]	10
6.3.	LIMITATION ON SCOPE OF PCS SERVICE	10
6.4.	HANDSETS AND DEVICES	14
6.5.	COVERAGE MAPS	15
6.6.	MDN POOLING	15
6.7.	MAF FEED	15
6.8.	PRIVATE LABEL OPERATIONS MANUAL	16
6.9.	CUSTOMIZED SERVICES	16

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

7.	PRICES AND TERMS OF PAYMENT	16
7.1.	CHARGES	16
7.2.	INVOICES	16
7.3.	LATE PAYMENTS AND EARLY PAYMENT DISCOUNT	17
7.4.	DISPUTED CHARGES	17
7.5.	TAXES AND OTHER LEVIES BY GOVERNMENTAL AUTHORITIES	18
7.6.	MANDATES BY GOVERNMENT AUTHORITIES	18
7.7.	NETWORK BUILD OUT FOR COVERAGE GAPS AND NO COVERAGE	19
8.	QWEST RIGHTS AND OBLIGATIONS	19
8.1.	HANDSETS	19
8.2.	QWEST STAFF	20
8.3.	QWEST'S RESPONSIBILITY AND LIABILITY	20
8.4.	INTERFERENCE	21
8.5.	QWEST'S REPORTS TO SPRINT	21
8.6.	SUBPOENA COMPLIANCE	21
8.7.	ELECTRONIC SURVEILLANCE	21
9.	SPRINT'S RIGHTS AND OBLIGATIONS	22
9.1.	MODIFICATIONS	22
9.2.	ROAMING SERVICES	22
9.3.	SPRINT'S REPORTS TO QWEST	22
10.	LIMITATIONS OF WARRANTIES AND LIABILITIES	22
10.1.	NO WARRANTIES	22
10.2.	LIMITATIONS ON LIABILITY	23
11.	TRADE NAME, TRADE MARKS AND SERVICE MARKS	23
11.1.	SPRINT MARKS	23
11.2.	QWEST'S MARKS	24
11.3.	REMEDIES FOR VIOLATIONS	24

12.	INSURANCE	24
13.	INDEMNIFICATION	25
13.1.	QWEST'S GENERAL THIRD PARTY INDEMNITY	25
13.2.	SPRINT'S GENERAL THIRD PARTY INDEMNITY	25
13.3.	INDEMNIFICATION PROCEDURES	25
14.	BREACH, REMEDIES AND TERMINATION OF THE AGREEMENT	26
14.1.	BREACH	26
14.2.	EARLY TERMINATION BY SPRINT DUE TO LOSS OF LICENSES	27
14.3.	LENGTH OF AND DUTIES DURING THE PHASE-OUT PERIOD	28
14.4.	EFFECT OF TERMINATION	28
15.	TRANSFER AND QWEST CEASING TO PROVIDE PRIVATE LABEL SERVICE	28
15.1.	QWEST TRANSFER	28
15.2.	SPRINT TRANSFER; QWEST CEASING TO PROVIDE PRIVATE LABEL SERVICES	29
16.	CONFIDENTIALITY	30
16.1.	RESTRICTION	30
16.2.	CARE	30
16.3.	RETURN	30
16.4.	LIMITATION	31
16.5.	RELIEF	31
16.6.	INFORMATION SECURITY	31
17.	ASSIGNMENT	32
18.	REVIEW OF CERTAIN [****]	32

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

19.	GENERAL PROVISIONS	33
19.1.	NOTICES AND INQUIRIES	33
19.2.	CONSTRUCTION	34
19.3.	INDEPENDENT CONTRACTORS	34
19.4.	SURVIVAL	34
19.5.	HEADINGS	35
19.6.	SEVERABILITY	35
19.7.	GOVERNING LAW; EXCLUSIVE VENUE	35
19.8.	DISPUTE RESOLUTION AND JURY WAIVER	35
19.9.	COUNTERPART EXECUTION	35
19.10.	ENTIRE AGREEMENT; AMENDMENTS	35
19.11.	PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS	36
19.12.	WAIVERS; REMEDIES	36
19.13.	FORCE MAJEURE	36
19.14.	DISCLOSURE	36
19.15.	COMPLIANCE WITH LAWS	36
20.	QUARTERLY REVIEW	37
21.	FRAUD	37
21.1.	FRAUD MONITORING	37
21.2.	FRAUD REPORTING	37
21.3.	FRAUD LIABILITY	38
22.	ESSENTIAL SERVICES	40

SCHEDULES

SCHEDULE 1.0                          PCS SERVICES

  Voice Service Per Minute Pricing—ATTACHMENT NO. 1 TO SCHEDULE 1.0

  Sprint 3G Data Service Bundled Price Plans—ATTACHEMENT No. 1-A to SCHEDULE 1.0

  Voice Service Per Minute Pricing for Sprint Service Provider Affiliate Markets—ATTACHMENT No. 1-B to
      SCHEDULE 1.0.

SCHEDULE 2.0	SPRINT MARKETS
SCHEDULE 2.1	SPRINT SERVICE PROVIDER AFFILIATE OPT-IN MARKETS
SCHEDULE 2.2	SPRINT SERVICE PROVIDER AFFILATE OPT-OUT MARKETS
SCHEDULE 2.3	SPRINT SERVICE PROVIDER AFFILIATE EXCLUSIVE 3G DATA MARKETS
SCHEDULE 3.0	STRATEGIC COMPETITORS
SCHEDULE 4.0	CONVERSION PLAN FLOW CHART
SCHEDULE 5.0	CHANGE MANAGEMNT PROCESS
SCHEDULE 6.0	SPRINT BRAND GUIDELINES
SCHEDULE 7.0	[****]
SCHEDULE 8.0	CUSTOMIZED SERVICES
SCHEDULE 9.0	[****]
SCHEDULE 10.0	HANDSET AGREEMENT TERM SHEET
SCHEDULE 11.0	QWEST SITES
EXHIBIT A	DATA CONNECTION LICENSE AGREEMENT
ATTACHMENT 1 TO EXHIBIT A

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

PRIVATE LABEL PCS SERVICES AGREEMENT

        This Private Label PCS Services Agreement is dated as of August 3, 2003 (the "Effective Date") by and between Sprint Spectrum L.P., a Delaware limited partnership, d/b/a/ Sprint ("Sprint") and Qwest Wireless LLC, a Delaware limited liability company ("Qwest").

BACKGROUND

        A.    Sprint owns PCS Licenses and is affiliated with other PCS license owners or PCS service providers. Sprint and its Sprint Service Provider Affiliates own and operate the Network and provide PCS services in the United States.

        B.    Subject to this Agreement, Qwest desires to purchase PCS Service from Sprint and market and sell the Private Label Service to End Users. Sprint desires to wholesale to Qwest the PCS Service for resale to End Users.

        NOW, THEREFORE, and in consideration of the mutual promises set forth in this Agreement, Sprint and Qwest agree:

OPERATIVE TERMS

1.     DEFINITIONS

        "Adjustment Rate" means the rate in Attachment 1-A to Schedule 1.0 that applies to Sprint 3G Data Service overages.

        "Affiliate" means a person that, directly or indirectly, (i) wholly-owns a party or (ii) is a wholly-owned subsidiary of a party, or (iii) is under common control with a party.

        "Agreement" means this Private Label PCS Services Agreement between Sprint and Qwest and all of its Schedules, Exhibits, Attachments and Addenda, as amended from time to time.

        "Billing Data" means the data provided to Qwest with the monthly invoice that supports the charges contained in the invoice.

        "BMG" means Sprint's bulk messaging gateway.

        "Breach Notice" means a notice to the other party that such other party is in breach of this Agreement and specifying the nature of the breach and section of this Agreement in which they are allegedly in breach.

        "CDR" means call detail record.

        "Cloning Fraud" means the loading by an unrelated and independent third party of a MSID/ESN combination onto a wireless device to fraudulently use the PCS Service, as more particularly described in the Private Label Operations Manual.

        "Confidential Information" means (i) the terms and conditions of this Agreement and the discussions, negotiations and proposals related to this Agreement and (ii) any information exchanged in connection with this Agreement concerning the other party's business including, tangible, intangible, visual, electronic, written, or oral information, such as: (a) Sprint Data and Qwest Data and trade secrets, (b) financial information and pricing, (c) technical information, such as research, development, procedures, algorithms, data, designs, and know-how, and (d) business information, such as operations, planning, marketing interests, and products, whether, under each of the clauses (i) and (ii) of this definition, received directly or indirectly from the other party, or in the case of Sprint, from Customers.

        "Customer" means any person, other than Qwest, purchasing from Sprint (i) PCS service or (ii) any other services offered for sale by Sprint.

        "End User" means any person or entity permitted under this Agreement that purchases Private Label Service from Qwest.

        "ESN" means the electronic serial number that uniquely identifies each wireless handset.

        "Facilities" means the telecommunications switching equipment, cell site transceiver equipment, connecting circuits, software and other equipment installed, maintained, expanded, modified or replaced by Sprint to render PCS Service within a Market.

        "FCC" means the Federal Communication Commission or any successor agency.

        "Governmental Authority" means any nation or government, or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the FCC.

        "Handset Proprietary Information" means (i) Sprint's preferred roaming list, as changed by Sprint, in its sole discretion, from time to time, (ii) software implementing Sprint's handset user interface design features and structure, developed and installed in handsets with or for Sprint by manufacturers under agreements preserving Sprint's proprietary rights therein, including changes, updates, modifications and enhancements to the software which may be effected from time to time during the term of this Agreement by Sprint, its agents or vendors; and (iii) software effecting compatibility between handsets and the Facilities and any ancillary systems, developed and installed in handsets with or for Sprint by manufacturers under agreements preserving Sprint's proprietary rights therein, including changes, updates, modifications and enhancements to the software which may be effected from time to time during the term of this Agreement by Sprint, its agents or vendors, which software is embodied in firmware or read-only memory (programmable or otherwise) or both associated with handsets which may be delivered to Qwest by or on behalf of a manufacturer authorized under the Private Label Operations Manual.

        "Highly Concentrated Usage" means a situation such as an inordinately large gathering (outdoor sporting event, Papal mass, terrorist incident, act of God, or the like) that results in a spike in usage of wireless phones beyond the ordinary course.

        "In-Service Date" means the date that Qwest first has End Users activated in any Market under this Agreement.

        "IRs" means Qwest's independent representatives, who are independent contractors of Qwest, authorized to sell Qwest's products and services on behalf of Qwest as specified by Qwest from time to time.

        "License" means the PCS license issued by the FCC to Sprint or a Sprint Service Provider Affiliate.

        "MAF Feed" is the automated platform that delivers to Qwest the unrated CDRs for all End Users.

        "Market" means the area or areas set forth in the Sprint Markets and the Sprint Service Provider Affiliate Opt-In Markets.

        "MDN" means a mobile dialing telephone number assigned to a handset by Sprint.

        "MSID" means the mobile station identification number assigned to a handset by Sprint.

        "Mobile Originated Short Messaging Service" or "MOSMS" means to send short alphanumeric messages from an End User's handset, as further described in Schedule 1.0.

        "Mobile Terminated Short Messaging Service" or "MTSMS" means to receive short alphanumeric messages on an End User's handset, as further described in Schedule 1.0.

        "MRC" means monthly recurring charge.

        "Network" means the CDMA network owned and operated by Sprint and the Sprint Service Provider Affiliates.

        "PCS" means all radio communications that encompass mobile and ancillary fixed communication as set forth in 47 C.F.R. Part 24.5, which as of the Effective Date utilizes frequency bands approaching 1.9 gigahertz in broadband.

        "PCS Service" means the PCS service provided by Sprint using the Network which includes voice service, Sprint 2G Data Service, MOSMS, MTSMS, Toll, Premium Services, and Sprint 3G Data Service. PCS Service does not include Roaming.

        "Premium Services" means Sprint 3G Data Service downloads that are separately priced in Attachment No. 1-A to Schedule 1.0, such as games, ringers and screen savers.

        "Private Label Operations Manual" means the customized operations manual concerning the sale of PCS Service on a private label basis to Qwest as more fully described in Section 6.8.

        "Private Label Service" means the PCS Service provided by Qwest to its End Users under Qwest's label, brand and marks, utilizing the PCS Service provided to Qwest by Sprint under this Agreement.

        "PRL" means preferred roaming list.

        "QAKPS" has the meaning given to it in Attachment No. 1-A to Schedule 1.0.

        "Qwest Data" means all information collected or developed by Qwest or an Affiliate of Qwest regarding customers, including, location-based information, all phone or other identification numbers issued to customers, all electronic serial numbers, all customer personalization information and all automatic number identification information and all information described in the Federal Communications Commission's definition of "Customer Proprietary Network Information" as set forth in 47 USC Section 222(h)(1) (as amended and interpreted from time to time).

        "Qwest Enterprise Customer" means any business entity that Qwest or its parent/subsidiary has a contract whereby Qwest or its parent/subsidiary provides telecommunications services to that business entity, or a business entity with which Qwest does not have a contractual relationship but to which Qwest would like to sell any telecommunication services, including the Private Label Service.

        "Qwest ILEC States" means the States of Arizona, Colorado, Washington, Oregon, Minnesota (which includes portions of the Minneapolis/St. Paul metropolitan area that are in Wisconsin), North Dakota, South Dakota, Nebraska, Wyoming, Montana, Idaho, Iowa, Utah, and New Mexico.

        "Qwest Market" means those areas in the Markets that are also included within Qwest ILEC States.

        "Roaming" means any wireless telecommunication service that does not use the Network.

        "SAKPS" has the meaning given to it in Attachment No. 1-A to Schedule 1.0.

        "Security Standards" means the best commercial security features in all material hardware and software systems and platforms that uses or accesses Confidential Information.

        "Sprint Brand Guidelines" means the Sprint brand guidelines attached as Schedule 6.0, which contain the Sprint Marks and govern the use of the Sprint Marks.

        "Sprint Data" means all information collected or developed by Sprint, a Sprint Affiliate, or a Sprint Service Provider Affiliate regarding Customers, including, location-based information, all phone or other identification numbers issued to Customers, all electronic serial numbers, all Customer personalization information and all automatic number identification information and all information described in the Federal Communications Commission's definition of "Customer Proprietary Network Information" as set forth in 47 USC Section 222(h)(1) (as amended and interpreted from time to time).

        "Sprint 2G Data Service" means the following IS95 PCS Services: (i) browsing the Internet using a browser-enabled, data-compatible handset; or (ii) using an appropriately enabled data-compatible handset with the Data Connection Materials (as described in Schedule 1.0) for data connectivity as a data modem, all as described in more detail in this Agreement, Schedule 1.0 and the Private Label Operations Manual.

        "Sprint 3G Data Service" means Sprint's 1XRTT advanced multimedia data services offered in Sprint Markets.

        "Sprint Markets" means those areas in Schedule 2.0.

        "Sprint Marks" means the marks "Sprint," "Sprint PCS," "Sprint Nationwide PCS," "Sprint PCS Vision," "PCS Vision," "Sprint Spectrum," and those other marks identified in the Sprint Brand Guidelines.

        "Sprint Service Provider Affiliate" means an entity that constructs or has constructed wireless network coverage, performs operational functions in defined geographic areas and provides mobile wireless telecommunications products and services under the "Sprint" or "Sprint Spectrum" service marks or any other service marks subsequently authorized for use by Sprint.

        "Sprint Service Provider Affiliate Markets" means those areas listed on Schedules 2.1 and 2.2, and where Sprint Service Provider Affiliates conduct business.

        "Sprint Service Provider Affiliate Opt-In Markets" means those areas listed on Schedule 2.1.

        "Sprint Service Provider Affiliate Opt-Out Markets" means those areas listed on Schedule 2.2, and which are areas in which Qwest may not market sell or activate Private Label Services.

        "Sprint Service Provider Affiliate Exclusive 3G Data Markets" means those areas listed on Schedule 2.3, and which are areas in which Qwest may not market, sell or activate Sprint 3G Data Services.

        "Strategic Competitor" means those entities listed in Schedule 3.0, or successor entities.

        "Taxes" means all taxes, including federal, state or local sales, use, excise, gross receipts or other taxes or tax-like fees imposed on or with respect to PCS Service, excepting only taxes on the net income of Sprint, unless expressly provided otherwise in this Agreement.

        "Toll" means all domestic metered third party access charges (originating and terminating) and charges Sprint pays for the transport of data and voice traffic from one service area to another, which charges will be billed to Qwest as detailed in Schedule 1.0.

        "TW Wireless" means TW Wireless, LLC, a Delaware limited liability company and wholly owned subsidiary of Qwest Wireless LLC.

2.     QWEST RELATIONSHIP, EXCLUSIVITY [****]

        2.1.    General

          2.1.1 Sprint will wholesale PCS Service and other services detailed in Schedule 1.0 to Qwest under the terms and conditions of this Agreement.

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

          2.1.2 Qwest is authorized to market, sell, and activate Private Label Service with any customer within the Qwest ILEC States, subject to the following restrictions:

      •
      Qwest may only activate customers located within the Qwest Markets;

      •
      Qwest may not market, sell or activate Sprint 3G Data Service or Premium Services within the Sprint Service Provider Affiliate Exclusive 3G Data Markets; and

      •
      Qwest may not market, sell or activate Private Label Service within the Sprint Service Provider Affiliate Opt-Out Markets.

          2.1.3. Qwest is authorized to market, sell, and activate Private Label Service with Qwest Enterprise Customers and Qwest employees anywhere within the United States, subject to the following restrictions:

      •
      Qwest may not market, sell or activate Sprint 3G Data Service or Premium Services within the Sprint Service Provider Affiliate Exclusive 3G Data Markets;

      •
      Qwest may not market, sell or activate Private Label Service within Sprint Service Provider Affiliate Opt-Out Markets; and

      •
      Qwest may not activate Qwest Enterprise Customers and Qwest employees outside of the Markets.

          2.1.4 Sprint will use good faith efforts to enable Qwest to market, sell and activate all PCS Services within the Sprint Service Provider Affiliate Markets. Once consent is received from a Sprint Service Provider Affiliate, either to allow Qwest to market, sell and activate Private Label Services in an area currently in the Sprint Service Provider Opt-Out Markets, or to allow Qwest to market, sell and activate Sprint 3G Data Services within the Sprint Service Provider Affiliate Exclusive 3G Data Markets, Sprint will provide written notice of consent to Qwest and this Agreement will be modified consistent with that communication without the need for an amendment.

          2.1.5 No provision of this Agreement will be construed as vesting in Qwest any control whatsoever in any facilities and operations of Sprint, including the Facilities, or the operations of any Sprint Service Provider Affiliate or contractual third party of Sprint. Qwest will not represent itself as a FCC, federal or state certified licensee for PCS by reason of this Agreement. Except for resale of the PCS Service to TW Wireless, which may sell the PCS Service as Private Label Service with the Qwest Marks as restricted by this Agreement, Qwest will not, directly or indirectly, sell Private Label Service to a reseller of PCS Services, unless otherwise required by applicable law.

          2.1.6 Qwest may offer any other telecommunications services in conjunction with the Private Label Service. Qwest may sell Private Label Service through its IRs, but Qwest will be responsible for all aspects of the calculation and payment of any commissions or other payments of any kind to its IRs. Qwest will be solely responsible for ensuring that its IRs comply with all the terms and conditions of this Agreement.

          2.1.7 Notwithstanding any provision in this Agreement, all references to responsibility for acts of IRs, employees or agents of a party are to be interpreted as to responsibility as between the parties to this Agreement and shall not be interpreted as shifting responsibility between a party and its IRs, agents or employees

        2.2.    Private Label Service Exclusivity

        Sprint is Qwest's sole and exclusive provider of PCS Service or similar wireless telephony service in the Markets. Notwithstanding the preceding sentence, Qwest may continue to service its wireless customers until the last of Qwest's wireless customers are converted to the Network. This Section 2.2 exclusivity provision does not apply to Qwest provided or subcontracted content, applications or other similar data services offered separately from Sprint 3G Data Service and Sprint 2G Data Service.

        2.3.    [****]

        If Qwest maintains average monthly usage measured over the previous 12 months of more than [****] minutes per month under this Agreement, and if Qwest is current on all payments under this Agreement, then Qwest may, [****] beginning 12 months after the In-Service Date, [****] as provided under this section. Sprint shall [****] within 30 days of receipt of Qwest's request and certify the [****] in writing upon completion.

[****]

3.     TERM

        3.1.    General

        Subject to the breach and early termination provisions set forth in Section 14, the term of this Agreement will commence on the Effective Date and continue for 5 years from the In-Service Date. The Agreement will automatically renew for successive 1 year terms until either party provides 60 days advance written notice to the other of non-renewal.

        3.2.    Phase-Out Period

        Upon early termination or notice of non-renewal of this Agreement, the applicable phase-out periods set forth in Section 14.3 apply. During any phase-out period, all provisions of this Agreement continue to apply, except for contract rate review rights under Section 18, price protection in Section 2.1.1 of Schedule 1, and access to new products and services under Section 6.1.

4.     CONVERSION PLANS

        The parties will jointly develop a conversion plan that identifies the timing, costs and the parties' responsibilities associated with effectuating Qwest's ability to offer Private Label Services to new customers and the migration of existing Qwest wireless customers to the Private Label Service (the "Conversion Plan"). Commencing no later than one week from the Effective Date, the parties will meet at least weekly to prepare the Conversion Plan utilizing Schedule 4.0 as a roadmap. The parties target for the completion of the integration portion of the Conversion Plan is 15 days after the Effective Date, the initial draft migration portion of the Conversion Plan within 45 days of the Effective Date, and the finalization of the entire Conversion Plan within 60 days of the Effective Date.

        The Conversion Plan will include a mutually agreed upon estimate of the costs that Sprint will incur during the conversion that Qwest is responsible for under this Agreement. Qwest will pay for Sprint's actual costs incurred integrating systems, features and platforms, and the costs of migrating the existing Qwest wireless customers to the Private Label Service. Customized Services to be completed by the In-Service Date and to be further described in the Conversion Plan are identified in Section I of Schedule 8. If Sprint's actual costs to integrate systems, features and platforms and to migrate the existing Qwest wireless customers exceeds 125% of the mutually agreed upon estimate, Qwest shall pay the costs subject to the Section 19.8 dispute resolution process. In no event shall Qwest be required to pay any costs associated with Sprint's need to build out its Network and Facilities to accommodate the increase in wireless users brought about by this Agreement.

        The Conversion Plan will also address a) how to handle Qwest customers with handsets and devices that are not compliant with the Network and b) the Network gaps identified in Section 7.7.

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

Sprint will not be responsible or liable for any claims or damages that arise from non-compliant handsets or devices.

        The parties' current target to begin activating new End Users is November 1, 2003. The parties' current target to begin converting Qwest wireless customers that exist as of the In-Service Date to the Network is January 15, 2004, with target completion of conversion of all Qwest wireless customers being July 1, 2004. The parties shall use good faith efforts to meet the preceding target dates.

5.     REPRESENTATIONS AND WARRANTIES

        Each party makes the following representations and warranties, as applicable, as of the Effective Date:

        5.1.    Due Incorporation or Formation; Authorization of Agreements

        Each party is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each party has the full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Qwest is a wholly owned subsidiary of Qwest Corporation, which is a wholly owned subsidiary of Qwest Services Corporation, which is a wholly owned subsidiary of Qwest Communications International Inc., which is traded on the NYSE under the symbol "Q". The wireless business operated by Sprint is represented by a tracking stock that is traded on the NYSE under the symbol "PCS."

        5.2.    No Conflict; No Default

        Neither the execution, delivery or performance of this Agreement nor the consummation by the parties of the transactions contemplated herein will conflict with, violate or result in a breach of (a) any applicable law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority, (b) any of the terms, conditions or provisions of the certificate of organization, bylaws or other governing documents of the party, or (c) any material agreement (including, but not limited to, the Sprint agreements with the Sprint Service Provider Affiliates, and the Sprint agreements pursuant to which Sprint provides its Sprint 3G Data Service in particular and the PCS Service in general) or instrument to which the party is or may be bound or to which any of its material properties, assets or businesses is subject. Neither party has received any currently effective notice of default under any agreement that could reasonably be expected to impair in any material respect its ability to perform under this Agreement.

        5.3.    Litigation

        Except as provided below, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the party, threatened (in writing) against or affecting the party or any of its properties, assets or businesses which could, if adversely determined, reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement.

        Qwest acknowledges that certain of the Sprint Service Provider Affiliates have initiated or threatened claims against Sprint and that possible outcomes of such claims may have an adverse and material impact on Sprint's ability to provide service in the areas managed by such Sprint Service Provider Affiliates. If an adverse and material impact occurs, Sprint will provide notice of the impact as soon as practical.

        5.4.    Sprint Licenses

        Sprint represents and warrants that it has adequate federal, state and local licenses to allow it to offer the PCS Services for the term of this Agreement and that it will use good faith efforts to maintain them for the duration of this Agreement.

6.     SCOPE OF PCS SERVICE

        6.1.    [****]

        6.2.    [****]

        6.3.    Limitation on Scope of PCS Service

          6.3.1. General

          Qwest acknowledges and agrees as follows:

    (i)
    PCS Service is available to compatible Sprint-certified handsets (see Section 8.1.1) only within the coverage area of the Network;

    (ii)
    PCS Service may be temporarily refused, interrupted, curtailed or otherwise limited because of transmission limitations caused by any factor, including atmospheric, environmental or topographical conditions, Facilities limitations or constraints. Sprint shall notify Qwest as soon as commercially practicable regarding any such material interruption or curtailment of PCS Service;

    (iii)
    PCS Service may be temporarily refused, interrupted, curtailed or otherwise limited because of transmission limitations caused by any planned Facilities change, modifications, updates, relocations, repairs, maintenance or other similar activities necessary for the proper or improved operation of the Facilities. Sprint's notification requirements for the same are contained in the Private Label Operations Manual.

          6.3.2. Availability of Facilities and Licenses

          Sprint's obligation to provide PCS Service to Qwest is conditioned on Sprint's ability to obtain, retain and maintain, without unreasonable expenses, suitable Facilities and licenses, including the License for each Market.

          6.3.3. Highly Concentrated Usage

          If Qwest or End Users create situations that cause Highly Concentrated Usage in limited areas on the Network, Qwest and End Users may encounter temporary capacity constraint related symptoms, such as excessive call blocking or call dropping. Sprint is not liable to Qwest or End Users with respect to any claim or damage related to or arising out of or in connection with a Qwest or End User created Highly Concentrated Usage situation that results in (i) any such temporary capacity constraint, (ii) any coverage gap or (iii) any temporary PCS Service refusal, interruption, curtailment or other limitation described in Section 6.3.1 (ii).

          Qwest may notify Sprint of anticipated Highly Concentrated Usage by End Users in a particular area on the Network, including any anticipated temporary capacity constraint related symptoms. Sprint will notify Qwest after receipt of its notice within 10 days whether Sprint, in its sole discretion, can make adjustments to the Network to meet anticipated Highly Concentrated Usage.

          6.3.4. Sprint 2G Data Services and Sprint 3G Data Services

          With respect to Sprint 2G Data Services and Sprint 3G Data Services, Qwest acknowledges and agrees that:

    (i)
    Sprint will control the user interface and content, including the menu screen default settings and functionality for the Sprint 2G Data Service and 3G Data Services that will be available to the End User on the End User's handset. Qwest will not directly or

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      indirectly alter or modify the Sprint 2G Data Services or 3G Data Services content or data settings, which Sprint makes available to the End User, nor will it intentionally enable End Users to do so. If an End User violates this Section 6.3.4(i) provision, Sprint may terminate such End User's access to the Sprint 2G Data Services and 3G Data Services;

    (ii)
    Sprint is not a publisher of the third party content accessed through Sprint 2G Data Services or Sprint 3G Data Services. Sprint is not responsible to Qwest or its End Users for any content, including information, opinions, advice, statements or services that are provided by third parties and accessible through Sprint 2G Data Services or Sprint 3G Data Services or any resulting damages there from. Sprint does not guarantee the accuracy, completeness or usefulness of information that is obtained through the Sprint 2G Data Services or Sprint 3G Data Services. Sprint makes no representations or warranties regarding the provider, scope or nature of the content or services that will be available by default to the End User. The inclusion of any content in the default settings on the End User's handset is not an endorsement or an acceptance of any liability with respect to the content;

    (iii)
    Sprint shall have no responsibility for ensuring that handsets used by End Users to which Qwest provides data connectivity are enabled with data connectivity. Qwest acknowledges that not all handsets are enabled with data connectivity nor are all handsets capable of use as a data modem; and

    (iv)
    Sprint will not provide any content or service similar to Premium Services via Sprint 2G Data Services.

          6.3.5. Data Connection Materials Software License

          Before use or distribution of the Data Connection Materials (defined in Schedule 1.0, Section 2.2.3(b)), Qwest must first execute and deliver to Sprint a Data Connection License Agreement in the form attached hereto as Exhibit A.

          6.3.6. Unsolicited Electronic Messages

          If Sprint reasonably determines that Qwest, its billing agent, or any of Qwest's End Users are utilizing the MTSMS OR MOSMS to send unsolicited electronic messages, Sprint will have the right to discontinue the provision of MTSMS OR MOSMS to the offending End User upon 10 days notice to Qwest. This prohibition does not apply to Qwest originated MTSMS messages notifying an End User when they have reached a certain credit threshold or relating to Qwest services, as long as such Qwest originated MTSMS messages or the sending thereof does not violate any applicable laws or regulations of a Governmental Authority.

          6.3.7. Qwest MTSMS

          All Qwest originated MTSMS must be sent through a Sprint pre-approved dedicated connection to the BMG. Qwest MTSMS must be sent using short message peer-to-peer (SMPP) protocol. If Sprint reasonably determines that Qwest is in breach of any of the terms of this Section 6.3.7, in addition to any other remedies Sprint may have under this Agreement, Sprint may immediately discontinue Qwest's ability to send Qwest originated MTSMS upon 5 days notice.

          6.3.8. End User MTSMS Security

          Sprint's End User MTSMS system is run through a dedicated IP address on its BMG. Due to this transmission method, an End User's MSID, MDN, ESN, or other information may be transmitted over the Internet when using End User MTSMS. Qwest is responsible for informing its End Users of the risks associated with such End User MTSMS use. Qwest's Internet privacy statement is located at www.qwest.com. Qwest may work with Sprint regarding future security improvements which may increase the security of such messaging, including but not limited to use of frame relay connections or virtual private network lines.

          6.3.9. MTSMS Queuing

          If an individual handset is unable to receive a MTSMS message because the handset is: (a) turned off; (b) Roaming; or (c) traveling in a Sprint Service Provider Affiliate Market that does not have text messaging capabilities, MTSMS messages will remain in a queue for up to 72 hours. After 72 hours, any MTSMS message that has not been sent will be deleted. Currently, the maximum number of MTSMS messages that can be queued for a single handset is 30, or as adjusted because of system changes.

          6.3.10. MOSMS

          If, and when MOSMS is made available, the parties will work together to formulate mutually acceptable terms and rates for the service. In general, similar terms and rates found in Section 6 and Schedule 1.0 that apply to MTSMS will apply to MOSMS. If MOSMS is offered by Sprint without the parties negotiating additional terms, the terms and rate that apply to MTSMS will apply to MOSMS.

          6.3.11. Sprint 3G Data Services

          Sprint 3G Data Services will be made available for marketing, sale and activation in accordance with the terms of this Agreement, only after Sprint has developed the systems and back office capabilities to allow it to provision and bill Qwest for Sprint 3G Data Services. The content and Premium Services included in the Sprint 3G Data Services will be limited by restrictions in third-party agreements. Sprint will use commercially reasonable efforts to ensure that the content and Premium Services included in the Sprint 3G Data Services are the same as the content and services offered by Sprint to Customers. If Sprint cannot enable Qwest to offer End Users access to the same content and services, then Sprint will be obligated to provide, at no cost to Qwest, an alternative home deck solution that will enable Qwest to offer End Users access to the Sprint 3G Data Service that is substantially similar to the content and services offered by Sprint to Customers. Sprint shall use good faith efforts to make the Sprint 3G Data Services available, as described above, so Qwest may offer End Users access by the In-Service Date.

          Sprint 3G Data Services usage will be calculated on a per kilobyte basis and billed per Schedule 1.0. As long as an End User's Sprint 3G Data Services enabled device is connected to the Network, Qwest will be incurring data usage. End User's cannot receive incoming voice calls while using Sprint 3G Data Services. Data usage is rounded up to the next whole kilobyte. Rounding up occurs at the end of each separate session or each clock hour (at the top of each hour), if the session spans more than 1 clock hour. When traveling on the Network, a session may be ended and new session initiated, although no interruption to the actual data session will occur. Each individual session will be rounded up. Sprint 3G Data Service usage and related service used will vary widely, depending on the specific application or service used. Qwest will be charged for all data exchanges. Usage for partial and interrupted data downloads or other use, including re-sent data, and for unsuccessful attempts to reach web sites and use other applications and services, including those resulting from dropped network connections, will be included in Qwest's total kilobytes in any one month. Qwest's invoice will not separately identify the number of kilobytes attributable to an End User's use of specific sites, sessions or services used. If an End User uses a device that does not have a voice plan associated with it to make a voice call (i.e. PDA, laptop computer), Qwest will incur a charge of [****] per minute for calls made on the Network.

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          Use of Sprint 3G Data Services requires the purchase of a Sprint 3G Data Services enabled PCS phone or other device, and is subject to any software, memory, storage or other limitation in the phone or other equipment. Not all applications and services work, or work the same, on all Sprint 3G Data Services enabled phones and devices. Sprint 3G Data Services is not available when End Users are Roaming and are not currently available in certain portions of select Sprint Service Provider Affiliate Markets.

          Sprint is not responsible for any opinions, advice, statements, services applications or other information provided by third parties and accessible through Sprint 3G Data Services. Neither Sprint nor its vendors or licensors guarantees the accuracy, completeness or usefulness of information that is obtained through the Sprint 3G Data Services. Use of certain Sprint 3G Data Services, including some messaging services, may result in the disclosure to others of the End User's email address and other information in connection with the Internet usage. Qwest acknowledges that due to such disclosures, End Users may receive advertising, warnings, alerts and other messages, including broadcast messages.

          6.3.12. Premium Services

          Qwest, in addition to the MRC for Sprint 3G Data Service, will be charged the rates for Premium Services described in Attachment No. 1-A of Schedule 1.0. The content of the Premium Services included in the Sprint 3G Data Services will be limited by restrictions in third-party agreements. Sprint will use commercially reasonable efforts to ensure that the content of the Premium Services included in the Sprint 3G Data Services is substantially similar to the content offered by Sprint to Customers. Sprint makes no warranties or representations with regard to third party Premium Services. Premium Services provided to Qwest will operate consistently with those similar services provided to Customers.

        6.4.    Handsets and Devices

        Qwest is responsible for acquiring its own handsets and devices for sale to End Users that are compatible with the Network. Qwest may purchase the handsets and devices from Sprint, from the manufacturer, or from a fulfillment vendor.

          6.4.1. Sprint Offered Handsets

          Sprint will offer approved handsets directly to Qwest, or will facilitate Qwest's purchase of handsets from manufacturers to the extent existing contractual relationships permit Sprint to sell the handsets or devices to Qwest. Sprint and Qwest will negotiate and execute a separate agreement that will cover the direct sale by Sprint of handsets or other equipment or products to Qwest that will include the points in the term sheet attached hereto as Schedule 10.

          6.4.2. Manufacturer Provided Handsets

          If Qwest chooses to purchase handsets directly from the manufacturers, Qwest will be responsible for making sure the handsets are Sprint-certified and approved handsets as further specified in the Private Label Operations Manual.

          6.4.3. Handling and Logistic Services

          Sprint may, from time to time, offer to Qwest the handset handling and logistics services set forth in the Private Label Operations Manual upon agreement to a mutually acceptable fee. Sprint may, in its sole discretion, increase, decrease or discontinue the handset handling services that it provides to Qwest, upon 90 days prior notice.

          6.4.4. Accessories

          Qwest will be responsible for making its own arrangements to purchase accessories from manufacturers selected by Qwest and arrange for delivery of those accessories directly to Qwest. Sprint will not provide any handling or logistics services with respect to accessories.

        6.5.    Coverage Maps

        Sprint will make coverage maps available to Qwest for its use as more particularly described in the Private Label Operations Manual. The maps will show only active coverage areas. Any Sprint logo or identification must conform to the PCS Private Label Solutions Program Branding Guidelines included within the Private Label Operations Manual. However, the maps will not imply that the network or the facilities are owned or operated by Qwest.

        PCS Service may not be available in all areas shown on the coverage maps due to a variety of factors, including relocation or modification of Facilities, environmental or topographical conditions, such as building configuration, or unexpected capacity demands. The maps will not reflect temporary coverage changes or gaps. If Sprint becomes aware of any material deficiencies in its maps, it shall provide Qwest with notice of same as soon as commercially practicable.

        Sprint is not liable to Qwest or End Users for any claim or damage related to or arising out of or in connection with any map information, including the accuracy thereof.

        6.6.    MDN Pooling

        Qwest will utilize the "MDN Pooling" process as described in the Private Label Operations Manual to assign MDNs under this Agreement. "MDN Pooling" means that all Sprint MDNs will be held in a single repository without systematic sequential numbering restrictions. Sprint may change its policy of MDN administration with 30 days' prior written notice to Qwest.

        6.7.    MAF Feed

        Sprint will provide the MAF Feed to Qwest in accordance with the Private Label Operations Manual. Sprint acknowledges that Qwest will use the MAF Feed to generate End User bills. The MAF Feed will be free of material defects.

        6.8.    Private Label Operations Manual

        The parties will work together, and meet as needed to develop a customized Private Label Operations Manual which shall address the unique aspects of the parties' relationship. The parties shall complete the customized Private Label Operations Manual within 60 days of the Effective Date.

        Sprint may update the Private Label Operations Manual so long as the updates do not materially modify Qwest's rights or obligations under the Agreement. Any updates to the Private Label Operations Manual terms and conditions will be in the same manner and to the same extent as Sprint modifies the operations manual of other similarly situated Sprint private label services customers.

        6.9.    Customized Services

        If Qwest and Sprint mutually agree in writing that Sprint and Qwest should investigate the feasibility of providing implementation, customization, interface development or other specialized services that are not included in this Agreement ("Customized Services") the parties will formalize such agreement through the Work Order Policy & Process to be contained in the Private Label Operations Manual. The parties will work under the Work Order Policy & Process only if they initially agree to investigate the feasibility of providing Customized Services and nothing in this Section 6.9 will be construed as an obligation to provide or order Customized Services. The initial Customized Services are identified on Schedule 8.0.

7.     PRICES AND TERMS OF PAYMENT

        7.1.    Charges

        Qwest will pay Sprint for all charges associated with the use of the PCS Service by Qwest as listed and computed in the attached Schedule 1.0. Disputed charges are governed by the procedures set forth in Section 7.3. All charges under this Agreement are stated in US dollars.

        To the extent Qwest fails to make any undisputed payment when due, and does not cure the failure as described in this Agreement, Qwest Communications Corporation will be obligated to pay the unpaid amount.

        7.2.    Invoices

        Sprint will provide to Qwest one monthly invoice (that will include the Billing Data) electronically (except for CDRs that are only available on media as described in the Private Label Operations Manual) and via certified mail that contains the charges incurred by Qwest for the previous month. Qwest acknowledges that some charges incurred in a billing cycle may not appear on the invoice or the Billing Data for that billing cycle and that those charges may appear on subsequent invoices. Qwest will be liable to Sprint for those charges and will pay them in accordance with this Section 7.2. Payment for each invoice is due by automated clearing house (ACH) within 30 days ("Due Date") of the date of Qwest's receipt of the invoice and the Billing Data. If an invoice or Billing Data is not received by Qwest within 10 days after the customary billing cycle cut off date established by previous transmittals, Qwest will provide notice to of same if it has actual knowledge of the missing invoice or Billing Data. An invoice will be deemed paid when Sprint receives the payment at the location designated in the Private Label Operations Manual. Subject to the change management procedure described in attached Schedule 5.0, Sprint may, modify, change or update the invoice content, invoice format or the billing cycle.

        Payment for (i) defective billing records or (ii) stale billing records, which are records that Sprint did not forward to Qwest within the period described in the Private Label Operations Manual, may be disputed under the procedures set forth in Section 7.3. Sprint's billing practices and policies are described in the Private Label Operations Manual. Sprint may bill certain MRCs (e.g. MRC for Sprint 3G Data Service) in advance. Billed charges (per call or event) that result in fractional cents will be rounded up to the next whole cent. Charges for most PCS Services are incurred in one minute increments with partial minutes of use rounded up to the next highest minute.

        7.3.    Late Payments and Early Payment Discount

        For amounts not disputed in good faith and not paid by the Due Date, Qwest will pay a late payment charge of one percent (1.0%) per month (or the maximum amount allowable under applicable law, whichever is less), assessed on a pro-rata basis for each day late. The applicable late payment interest will begin accruing on the tenth day after the Due Date for the past due amount until paid in full. Qwest shall receive an early payment discount of half a percentage point (0.5%) off the total of each invoice, for each invoice that it pays in full (less any amounts disputed in good faith) at least 20 days prior to the Due Date. The discount will not apply to disputed amounts.

        If Qwest pays two invoices more than 10 days after the Due Date within any rolling 6 month period of time, late payment interest will apply starting on the third day after the Due Date for any subsequent invoices that are not paid by the Due Date.

        7.4.    Disputed Charges

          7.4.1. General

          Qwest may not dispute amounts aggregating less than $10,000 on any invoice(s) during a single billing cycle. Qwest may withhold payment of the disputed portion of any invoice until the dispute is resolved under this Section 7.4. Qwest must timely pay the undisputed amount of any invoice as provided in Section 7.2. Upon resolution of any dispute, payment of any disputed and withheld amount that is determined to be due and owing is due and payable within 12 days following resolution of the dispute. Nothing in this Section 7.4 prohibits Qwest from informing Sprint of any suspected billing errors on any invoice.

          7.4.2. Standard Dispute Periods

          Qwest will use good faith efforts to provide to Sprint written notice of any disputed charges on or before the Due Date of items contained in an invoice, along with a detailed explanation of the nature of the dispute. Qwest's explanation must detail disputed airtime, toll, Roaming, if applicable, taxes and other charges specifically, with an explanation for each. Any dispute of an invoice that does not contain the detail described in the previous sentence will not be a valid dispute until the detail is provided. Sprint will provide Qwest with its determination regarding disputed charges within 30 days after receipt of Qwest's dispute notice and explanation, and will credit Qwest's account, if appropriate, within that 30 day period. If Qwest fails to dispute charges before the Due Date, Qwest must pay the entire invoice amount, but may seek executive review (Sprint V.P. or higher) of the dispute. If, after the Sprint executive review, which will be complete within 15 days after the dispute is escalated, Sprint determines the dispute of an invoice (or part thereof) that has already been paid is valid, Sprint will credit Qwest's next invoice in the amount of the valid disputed charges. If Qwest does not agree with Sprint's determination of the dispute of an invoice (or part) that has already been paid, Qwest may exercise any remedy it has under this Agreement or at law. Except for credits granted Qwest and not reflected on an invoice within 60 days of the credit, Qwest may not withhold any amounts from current period payments for disputes from any prior invoices.

        7.5.    Taxes and Other Levies by Governmental Authorities

          7.5.1. Taxes

          Qwest will provide to Sprint valid and complete resale exemption certificates for PCS Service purchased from Sprint and resold to End Users. Qwest is solely responsible for the computation, billing, and collection of all applicable Taxes to End Users on PCS Service purchased from Sprint and resold as Private Label Service to End Users. Qwest is solely responsible for the timely and accurate remittance of those Taxes to the appropriate tax jurisdictions. If Sprint is required to remit Taxes for which Qwest is responsible directly to a tax jurisdiction, Sprint will invoice Qwest for those Taxes and Qwest will pay them to Sprint under Section 7.2.

          7.5.2. Other Levies by Governmental Authorities

          Qwest is solely responsible for the timely and accurate remittance of other levies by Governmental Authorities or under Governmental Authorities' orders (i) on PCS Service, (ii) mandated to be paid in proportion to receipts from Private Label Service, or (iii) mandated to be paid in connection with the provision of Private Label Service, including Universal Service Fund ("USF") fees. If Qwest claims an exemption, Qwest will provide to Sprint a valid and complete exemption certificate. If Sprint is required to remit those levies directly to the Governmental Authority, Sprint will invoice Qwest for them and Qwest will pay them to Sprint under Section 7.2.

        7.6.    Mandates by Government Authorities

        Sprint is responsible for the timely compliance with all mandates issued by Government Authorities as they apply to the PCS Service provided to Qwest under this Agreement. These mandates include, but are not limited to: E911, TTY, LNP and CALEA. With regard to the functionalities or services encompassed in mandates issued by Government Authorities, Sprint agrees that it will treat End Users no differently than it treats Customers. Qwest is responsible for timely compliance with mandates issued by Government Authorities as they apply to Qwest.

        7.7.    Network Build Out For Coverage Gaps and No Coverage

        Attached hereto as Schedule 11 is a list of 42 Qwest owned or controlled cell sites (the "Qwest Sites") that Qwest believes are within Sprint Markets where Sprint has coverage gaps. Within 30 days of the Effective Date, Sprint will identify [****] of the sites where Sprint will provide coverage. Sprint will provide coverage by either building its own cell site or acquiring all or part of the Qwest Sites, along with the associated leases.

        The present coverage area of the Network does not include any markets in the states of Montana, Wyoming, North Dakota and South Dakota (the "Non-Sprint Areas"). Qwest will transfer certain network assets, including but not limited to cell sites, corresponding leases, and equipment within the Non-Sprint Areas (the "Qwest Network Assets"), subject to due diligence and mutually satisfactory terms and conditions, for [****] to Sprint in exchange for Sprint's agreement to assume Qwest's obligations for the Qwest Network Assets, so it may obtain coverage in the Non-Sprint Areas.

        The parties will, as part of the Conversion Plan, identify the timetable and process for transferring the Qwest Network Assets and Qwest Sites, and temporary use of spectrum if required.

        Sprint will acquire Qwest Network Assets in Montana, subject to final mutual agreement on terms, and will communicate in writing its intention with respect to the offered sale of the remaining Qwest Network Assets within 60 days of the Effective Date.

8.     QWEST RIGHTS AND OBLIGATIONS

        8.1.    Handsets

          8.1.1. Compatibility

          Qwest will use, and will require its End Users to use, only handsets that:

    (i)
    are compatible with the PCS Service, the Network, and the Facilities;

    (ii)
    comply with Sprint's requirements for compatibility of handsets with the PCS Service and the Facilities, including the successful completion of Sprint's handset certification process and the use of the Handset Proprietary Information licensed to Sprint under Section 8.1.3, and

    (iii)
    comply with all applicable FCC or state legal requirements for compatibility of handsets with the PCS Service and the Facilities.

          If any handset used by an End User does not comply with the standards set forth in this Section 8.1.1, to the extent Qwest has actual knowledge, it will use commercially reasonable efforts to ensure that the handset is not used and, if necessary, terminate the use, or terminate the Private Label Service to the offending End User.

          8.1.2. Conversion of Phones

          Neither party will activate handsets that were originally activated by the other party.

          8.1.3. Sprint License to Use Certain Handset Proprietary Information in Handsets Using the Private Label Service

          For the term of and subject to this Agreement, Sprint grants to Qwest a non-transferable, royalty-free, non-exclusive license to use and sell at retail the Handset Proprietary Information, in object code form, solely to permit Qwest and End Users to use the Private Label Service. Except

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  as provided in this Section 8.1.3, Qwest may not assign or sublicense any of its license rights or copy, change, alter or modify the Handset Proprietary Information.

          8.1.4. No Sprint Responsibility

          Except as otherwise provided in the handset agreement, Sprint will not be responsible to Qwest or any End User for the operation, testing or maintenance of any handsets. Sprint also will not be responsible for Qwest's handsets during transportation, handling, transfer, loading or unloading or any other time, except as otherwise provided in the Private Label Operations Manual. Sprint will not be required to make any changes, modifications or additions to its equipment, operations or Facilities to accommodate Qwest or the handsets provided by Qwest.

          8.1.5. Provision of ESN

          Before Qwest makes handsets available for sale to End Users or retailers in connection with providing Private Label Service, Qwest will provide to Sprint the ESN for each End User handset in accordance with the Private Label Operations Manual.

        8.2.    Qwest Staff

          8.2.1. General

          Sprint has no responsibility to (including, but not limited to, Qwest's IRs and other contractors):

    (i)
    Support and train End Users with respect to the Private Label Services; and

    (ii)
    Receive, investigate, and verify all complaints from End Users relating to PCS Service or Private Label Service.

          Qwest will report any issues with respect to the Private Label Service to Sprint only upon reasonable verification that the issue is due to reasons other than misuse or malfunctioning of End User handsets, the failure of those handsets to meet standards for compatibility with PCS Service or other elements or conditions within the reasonable control of Qwest.

          8.2.2. No Sprint Responsibility or Liability for Qwest Staff

          The staff employed or contracted for by Qwest to perform services for Qwest are not employees or agents of Sprint and Qwest assumes full responsibility and liability for their acts and omissions, including compliance by its staff (including its IRs and other contractors) with this Agreement, applicable federal, state and local laws, regulations, and judicial or regulatory orders, and relevant industry standards. All staff will be employed or contracted for at Qwest's sole expense and Qwest will be solely responsible for all employment benefits and withholding issues, including, workers' compensation, disability benefits, unemployment insurance or withholding income taxes and social security.

        8.3.    Qwest's Responsibility and Liability

        Qwest will be responsible for all services provided to End Users, such as End User credit verification, billing, collection, customer service, and all support necessary to provide Private Label Service and all risks and expenses in connection with, related to or arising out of the provision of Private Label Service. Qwest will not make any representation, warranty or covenant to any End User that would misrepresent or conflict with this Agreement. Qwest may provide written terms and conditions of service to End Users. Any terms of use provided by Qwest to End Users for Sprint 3G Data Services must conform substantially to the terms and conditions used by Sprint that will appear on the handsets and devices when End Users access Sprint 3G Data Services. Upon Sprint's request, Qwest will provide to Sprint all materials that Qwest makes available to any End User for Sprint's review to determine compliance with this Agreement. Qwest may delete non-public information prior to submitting those materials for Sprint's review. Sprint will notify Qwest if any sections need to be modified or deleted in order to ensure compliance with this Agreement and Qwest will comply with Sprint's reasonable requests. This Section 8.3 does not limit any obligation that Sprint has to Qwest under this Agreement.

        8.4.    Interference

        Qwest's agents, employees, IRs, representatives and End Users may not unreasonably interfere with the Facilities, the Network or the PCS Service in a way as to materially impair the quality of service provided by Sprint to its Customers. Notwithstanding this prohibition, upon discovery of the interference by either Sprint or Qwest, the party discovering the interference will promptly notify the other party and Qwest will promptly order the agent, employee, IR, representative or End User to cease the act(s) constituting the interference. Sprint, concurrent with notice to Qwest, may terminate the PCS Service to the End User and require Qwest to take appropriate action to eliminate the use or interference by the agent, employee, IR, representative or End User. The transfer of Qwest's customers from its network to the Network under the conversion plan developed by the parties will not trigger this provision.

        8.5.    Qwest's Reports to Sprint

        Qwest will provide to Sprint 15 days after the end of each quarter a rolling 12 month forecast, on a per Market basis, of increases and decreases of End Users, call volumes and any other information or report required under the Private Label Operations Manual. Qwest shall provide this report in good faith. Except as otherwise provide in this Agreement, Qwest shall have no liability for any variation between the forecast and the actual results.

        8.6.    Subpoena Compliance

        If a law enforcement agency contacts Qwest with a subpoena relating to End User MDN billing records or End User information, including but not limited to, End User name, address and credit information, Qwest must honor the subpoena.

        8.7.    Electronic Surveillance

        If a law enforcement agency issues a court order to Qwest relating to electronic surveillance of an End User MDN, Qwest shall honor the order.

9.     SPRINT'S RIGHTS AND OBLIGATIONS

        9.1.    Modifications

        Sprint may, in its sole discretion, change or update the Facilities or Sprint's operations, equipment, software, procedures or services. Sprint will not be liable to Qwest or to End Users if those modifications, changes or updates require changes to, updates of or modifications of Qwest's or End Users' handsets or other products, accessories, systems or procedures. Sprint may, in its sole discretion, offer services and products that are not similar to the PCS Service. Sprint will use the same efforts to avoid any material adverse impact on End Users that it uses to avoid material adverse impacts on its Customers. Sprint will follow the Change Management Process detailed in Schedule 5.0 when making modifications to Facilities or Network that materially affect Qwest.

        9.2.    Roaming Services

          9.2.1. General

          Sprint will make Roaming available to Qwest in all areas in which Sprint has a Roaming agreement, on the terms and conditions contained in those agreements. Set forth in Schedule 1.0 is the average domestic and international Roaming rates for the second quarter of 2003. Qwest End User's will use the Sprint PRL provided by Sprint. Qwest hereby acknowledges and agrees that Sprint is not responsible for the billing practices, service charges or availability of Roaming provided by Roaming providers, and that Sprint is not obligated to provide Roaming in areas in which Sprint has not entered into Roaming agreements or loses its Roaming agreements. Manual Roaming may be available dependent on the arrangements established and the level of service provided by each Roaming provider.

          9.2.2. Disputes Concerning Roaming

          If material disputes concerning charges for Roaming minutes occurs, Sprint will process the disputes with the Roaming providers in accordance with Sprint's Roaming agreements. Disputes are considered material if the amounts in dispute exceed $10,000 in the aggregate during any single billing cycle. All disputes concerning Roaming fraud [****]. If the Roaming provider provides an adjustment to Sprint for the disputed charges, Sprint will credit that adjustment to Qwest. In no event will the credit exceed the lesser of (i) the Roaming charges that Sprint billed to Qwest or (ii) the credit that Qwest provided to its End Users. Liability for Roaming Fraud is detailed in Section 21.

        9.3.    Sprint's Reports to Qwest

        Sprint will provide to Qwest the reports specified in the Private Label Operations Manual.

10.   LIMITATIONS OF WARRANTIES AND LIABILITIES

        10.1.    No Warranties

        Except as otherwise provide in this Agreement, Sprint makes no warranties, express or implied, regarding the PCS Service or, if applicable, any equipment, product or other good provided by Sprint. Specifically, all implied warranties are disclaimed, including any warranties of merchantability, fitness for a particular purpose, use, or non-infringement. No one is authorized to make any warranty on Sprint's behalf, and Qwest cannot rely on any statement of warranty. Qwest acknowledges that Sprint is not the manufacturer of any equipment or handset.

        10.2.    Limitations on Liability

        Except for claims that arise under Sections 11, 13, and 16, and liquidated damages claims under Sections 14 and 15, neither party is liable to the other for special, indirect, incidental, exemplary, punitive or consequential damages, including loss of profits, related to or arising out of a party's performance under this Agreement.

11.   TRADE NAME, TRADE MARKS AND SERVICE MARKS

        11.1.    Sprint Marks

        Sprint, under a license from Sprint Communications Company L.P., has been authorized to use and to sublicense and otherwise authorize others to use the Sprint Marks. Except as stated in the following paragraph, nothing in this Agreement grants to Qwest the right to use any Sprint service mark, trademark, or trade name that is confusingly similar to or a colorable imitation of any of the Sprint Marks, including in any of Qwest's advertisements, or to incorporate any Sprint Mark into any service mark, trademark or trade name used or developed by Qwest. Qwest does not acquire or claim any right, title or interest in or to the Sprint Marks through purchase of PCS Service or products, the provision of Private Label Service or otherwise. Notwithstanding the foregoing, to clarify its relationship with Sprint, Qwest may use the Sprint Marks (i) as provided in the relevant section in the Private Label Operations Manual and Sprint Brand Guidelines, or (ii) with Sprint's prior written approval. Upon Sprint's request, Qwest will provide to Sprint any materials using the Sprint Marks for Sprint's review to determine compliance with this Agreement. Qwest may delete non-public price information prior to submitting those materials for Sprint's review. Sprint will use commercially reasonable efforts to notify Qwest within 10 business days of receipt of any requested materials, if any sections need to be modified or deleted in order to ensure compliance with this Agreement. Qwest must comply with any adjustments or requests from Sprint on any requested materials and may not use a Sprint Mark without Sprint's express written consent.

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        Sprint grants to Qwest a limited, non-exclusive, non-transferable, revocable, license, with no right to sub-license (Sprint will provide a license agreement to Qwest's IRs substantially similar to the license granted herein for use of the Sprint Marks), to use the Sprint Marks in connection with the Sprint 3G Data Services consistent with the Sprint Brand Guidelines. Qwest is permitted to use the Sprint Marks to sell, distribute for sale, and promote the Sprint 3G Data Service to the extent any of the Sprint Marks appear on the Sprint 3G Data Services. Qwest is not permitted to use any of the Sprint Marks in any manner not specifically permitted in this Agreement without the prior written consent of Sprint. Qwest must use the Sprint Marks only in compliance with the terms of the Sprint Brand Guidelines and the Private Label Service Operations Manual. The Sprint Brand Guidelines will be provided to Qwest within 30 days of the Effective Date.

        Qwest acquires no right, title, or interest in the Sprint Marks or the goodwill associated with them other than the right to use the Sprint Marks in accordance with this Agreement. Qwest agrees not to challenge the validity of the Sprint Marks, nor assist anyone in doing so. Qwest further agrees not to make any application to register the Sprint Marks, nor to use any confusingly similar trademark, service mark, trade name or derivation during the term of the Agreement and thereafter. This paragraph shall survive the termination or expiration of this Agreement. Upon termination or expiration of this Agreement, all rights of Qwest to use the Sprint Marks shall expire and Qwest shall discontinue use of the Sprint Marks, and all material containing the Sprint Marks shall be destroyed by Qwest or returned to Sprint by Qwest, at the discretion of Sprint.

        11.2.    Qwest's Marks

        Nothing in this Agreement grants to Sprint the right to use and Sprint agrees that it will not use any Qwest service mark, trademark, or trade name (the "Qwest Marks") that is confusingly similar to or a colorable imitation of any of the Qwest Marks and will not incorporate the Qwest Marks into service mark, trademark or trade name used or developed by Sprint. Sprint does not acquire or claim any right, title or interest in or to the Qwest Marks through sale of PCS Service or products or otherwise.

        11.3.    Remedies for Violations

        If either party violates or threatens to violate Section 11, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The parties agree that damages for violations of Section 11 may be difficult to ascertain or inadequate and that if either party violates or threatens to violate Section 11, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute.

12.   INSURANCE

        Qwest must, during the term of this Agreement and at its sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than $3,000,000 for each occurrence (combined single limit); and (b) Worker's Compensation and Employer's Liability insurance. All required insurance policies must be taken out with an insurance provider that maintains a Best Rating of not less than A-VII and that are licensed to do business in the jurisdictions where Qwest is doing business. Qwest agrees that certificates of insurance will be delivered to Sprint within 15 days of a Sprint request. All policies must contain an undertaking by the insurers to notify Sprint in writing not less than thirty (30) days before any cancellation of the insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of Qwest to Sprint.

        Sprint must, during the term of this Agreement and at its sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than $3,000,000 for each occurrence (combined single limit); and (b) Worker's Compensation and Employer's Liability insurance. All required insurance policies must be taken out with an insurance provider that maintains a Best Rating of not less than A-VII and that are licensed to do business in the jurisdictions where Sprint is doing business. Sprint agrees that certificates of insurance will be delivered to Qwest within 15 days of a Qwest request. All policies must contain an undertaking by the insurers to notify Sprint in writing not less than 30 days before any cancellation. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of Sprint to Qwest.

13.   INDEMNIFICATION

        13.1.    Qwest's General Third Party Indemnity

        Qwest will indemnify and defend Sprint, the Sprint Affiliates, and their respective directors, officers, agents, employees and Customers (each, a "Sprint Indemnitee") from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney's fees (collectively "Damages") arising out of a claim by a third party against a Sprint Indemnitee to the extent resulting from or alleged to have resulted from any wrongful or negligent act or omission of Qwest under or related to this Agreement or any allegation or claim of infringement or misappropriation of any intellectual property right, including without limitation patent, trademark, copyright or trade secret of any third party.

        13.2.    Sprint's General Third Party Indemnity

        Sprint will indemnify and defend Qwest, its Affiliates, and their respective directors, officers, agents, employees (each, a "Qwest Indemnitee") from and against all Damages arising out of a claim by a third party against a Qwest Indemnitee to the extent resulting from or alleged to have resulted from any wrongful or negligent act or omission of Sprint under or related to this Agreement, any claim arising under the Sprint Service Provider Affiliate agreements, the agreements which enable Sprint to provide the Sprint 3G Data Service, or any other agreement under which Sprint is required to obtain the consent or approval of a third party in order for Sprint to enter into and perform under this Agreement, or any allegation or claim of infringement or misappropriation of any intellectual property right, including without limitation patent, trademark, copyright or trade secret of any third party.

        13.3.    Indemnification Procedures

  (i)
  Promptly, upon becoming aware of any matter which is subject to the provisions of Sections 13.1 or 13.2 (a "Claim"), the party seeking indemnification (the "Indemnified Party") must give notice of the Claim to the other party (the "Indemnifying Party"), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party.

  (ii)
  The Indemnifying Party will, at its option, settle or defend, at its own expense and with its own counsel, the Claim. The Indemnified Party will have the right, at its option, to participate in the settlement or defense of the Claim, with its own counsel and at its own expense; but the Indemnifying Party will have the right to control the settlement or defense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party without the Indemnified Party's prior written consent. The parties will reasonably cooperate in the settlement or defense and, subject to appropriate confidentiality and joint defense privilege arrangements, reasonably give each other full access to all relevant information.

  (iii)
  If the Indemnifying Party (i) fails to notify the Indemnified Party of the Indemnifying Party's intent to take any action promptly after receipt of a notice of a Claim or (ii) fails to proceed in good faith with the resolution of the Claim, the Indemnified Party, without waiving any rights to indemnification, including reimbursement of reasonable attorney's fees and legal costs, may defend or settle the Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Claim.

  (iv)
  Neither party is obligated to indemnify and defend the other with respect to a Claim (or portions of a Claim) if and only to the extent that the following materially prejudices the Indemnifying Party's ability to satisfactorily defend or settle the Claim:

  (a)
  a failure by the Indemnified Party to promptly notify the Indemnifying Party; and

  (b)
  a failure by the Indemnified Party to provide reasonable cooperation and information to defend or settle the Claim.

14.   BREACH, REMEDIES AND TERMINATION OF THE AGREEMENT

        14.1.    Breach

        Each of the following constitutes an event of breach under this Agreement:

  (i)
  Sprint or Qwest fails to make an undisputed payment of money under this Agreement, which failure continues for more than 10 days after receipt of a Breach Notice from the other party;

  (ii)
  Sprint or Qwest fails to comply with any material representation, warranty, obligation or covenant set forth in this Agreement, other than as described in sub-sections (i), (iii), and (iv) of this Section 14.1, which failure continues for a period of more than 30 days after a Breach Notice is received;

  (iii)
  Qwest's minutes of use during any one billing cycle, after the earlier of (i) 75% of the Qwest wireless users on the Qwest network as of the Effective Date have been transitioned to the Network or (ii) 12 months after the In-Service Date, is less than [****]; or

  (iv)
  Sprint or Qwest fails to comply with Section 11, if that failure is not cured as soon as practical upon receipt of a Breach Notice from the party owning or enforcing that mark or in case of repeated material violations (for which a Breach Notice has been received) after receipt of a Breach Notice on one occasion.

        Upon the occurrence of any uncured breach specified above, the non-breaching party may upon written notice to the breaching party, terminate this Agreement in its entirety or with respect to a specific Market or PCS Service (by example, Sprint may terminate use of the Sprint Marks and Sprint 3G Data Service for a material breach of Section 11), depending on the nature of the breach as determined by the terminating party in its reasonable discretion. Such termination shall trigger the applicable phase-out period in Section 14.3. The termination will be effective on the day following the end of the applicable phase-out period.

        In addition to the right to terminate this Agreement as described above, if Sprint terminates this Agreement in its entirety as a result of an uncured breach before the end of the 48th month after the In-Service Date, in addition to any unpaid amounts for services rendered, Qwest will be liable to Sprint for payments as detailed immediately following this paragraph, which the parties agree is a fair estimate of the damages incurred by Sprint as a result of the uncured material breach. The termination, payment for any unpaid amounts for services rendered, and the payment described in this Section will be Sprint's sole and exclusive remedy for such uncured breach(s). Sprint will invoice Qwest for the

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amounts due under this Section and Qwest will pay those amounts within 30 days after the date of Sprint's invoice.

# of months from In-Service Date	Payment Amount
1. 0-36	$	[****]
2. 37-48	$	[****]

        14.2.    Early Termination by Sprint Due to Loss of Licenses

        If Sprint ceases to be licensed by a Governmental Authority to provide PCS Service in all or a substantial part of the Markets, despite its compliance with Section 5.4, Sprint will notify Qwest of the loss of such licenses and may terminate this Agreement in its entirety without any liability (except for Sprint's phase out obligations) by giving Qwest at least 30 days prior written notice. Sprint may delete a market from Schedules 2.0, 2.1 or 2.2 at any time without any liability (except for Sprint's phase out obligations) by giving Qwest at least 30 days prior written notice, if Sprint ceases to be licensed by a Governmental Authority to provide PCS Service in that market despite its compliance with Section 5.4. If a license issued by a Governmental Authority that is required to provide PCS Service is revoked, and the Agreement is not terminated, the minutes of use in Section 14.1(iii) and Attachment No. 1 to Schedule 1.0 will be reduced by a pro-rata amount based on difference of covered population before and after the License loss.

        14.3.    Length of and Duties During the Phase-out Period

        Upon notice of termination of this Agreement in its entirety or with respect to a specific Market or Markets, Sprint, at Qwest's (or its successor in interest) request, will continue to provide PCS Service to Qwest (or its successor in interest) in the terminated Market(s) for a phase-out period as described below. Under phase-out governed by 14.3(i) and 14.3 (iv), Qwest (or its successor in interest) may continue to add new End Users or MDNs during the initial 30 days of the phase-out period. At the end of the phase-out period, Sprint may terminate PCS Service to Qwest (or its successor in interest) and the End Users on the Network without incurring any liability. The pricing for each Market in effect immediately before the date of the termination notice will remain in effect during the phase-out period.

  (i)
  The phase-out period for termination or market elimination under Section 14.2 is 365 days after the date of the termination notice and applies to those End Users on the Network as of the 30th day after the date of the termination notice.

  (ii)
  The phase-out period for termination under Section 14.1 (i) is 10 days after the date of the termination notice and applies to those End Users on the Network as of the date of the termination notice..

  (iii)
  The phase-out period for termination under any other provision in Section 14.1 is 60 days after the date of the termination notice and applies to those End Users on the Network as of the date of the termination notice.

  (iv)
  The phase-out period for termination for non-renewal of the Agreement under Section 3.1 is 365 days after the date of the non-renewal notice and applies to those End Users on the Network as of the date of the non-renewal notice.

        14.4.    Effect of Termination

        Termination of this Agreement is without prejudice to any other right or remedy of the parties under this Agreement. Termination of this Agreement for any cause does not release either party from

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any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination. Qwest will remain responsible for its obligations to its agents and End Users.

15.   TRANSFER, TRANSFER PAYMENTS AND QWEST CEASING TO PROVIDE PRIVATE LABEL SERVICE

        15.1.    Transfer and Transfer Payments

        If during the term of this Agreement, including any applicable phase-out period, Qwest either directly or indirectly, completes the sale/transfer of all or substantially all of its End User accounts and the rights and obligations under this Agreement (a "Sale"), which Sale creates a breach under Section 14.1, then Qwest and its successor will be liable to Sprint for transfer payments as detailed immediately below this paragraph, which the parties agree is a fair estimate of the damages incurred by Sprint as a result of the transfer. Sprint will invoice Qwest and its successor for the amounts due under this Section and Qwest or its successor will pay those amounts within 30 days after the date of Sprint's invoice.

# of months from In-Service Date to Sale	Transfer Payment
0-36	$	[****]
37-48	$	[****]
49+	$	[****]

        In addition to the payments described above, if a Sale, which creates a breach under Section 14.1, occurs within 48 months of the In-Service Date, Qwest and its successor will not directly target market to End Users that exist as of the Sale to induce them to move off of the Network. Qwest will not reprogram End User handsets or devices to facilitate transition off of the Network, for a period of 2 years from the Sale. The preceding restrictions will only apply for 1 year if the Sale occurs more than 48 but less than 60 months from the In-Service Date. If the Sale occurs 60 months from the In-Service Date or later, the preceding restrictions shall not apply. The preceding restrictions shall not restrict the general marketing and sales activities of Qwest or its successors or assigns.

        In the event of a Sale that results in a breach under Section 14.1, Sprint's obligations under Sections 2.3, 6.1, 6.4, 7.7, 18, and Schedules 1.0 (Section 2.1.1), 8.0, 10.0 and 11.0 will no longer be valid or enforceable during the time period End Users remain on the Sprint Network as outlined in the immediately preceding paragraph.

        If during the term of this Agreement, including any phase-out period (unless the Agreement has been terminated by Qwest pursuant to a Sprint breach under Sections 14.1(i), (ii), or (iv), or by Sprint pursuant to Section 14.2, in which case this provision shall not apply), Qwest enters into a Sale, on a stand alone basis or otherwise, to any entity, Sprint will consent to that transaction so long as the successor meets Sprint's reasonable credit requirements and the successor agrees to be bound by all of the terms and conditions of this Agreement, in which case Qwest shall be released from any continuing duties or liabilities hereunder.

        15.2.    Sprint Transfer; Qwest Ceasing to Provide Private Label Services

        If Sprint transfers any part of the Network in the Qwest ILEC States, short of a sale of all or substantially all of the Network, Sprint will require that the purchasing entity, as part of the transfer, assume Sprint's obligations under this Agreement as they pertain to the transferred portion of the Network within the Qwest ILEC States. In the event of such a transfer, Sprint will remain liable for all of its obligations under this Agreement for the portion of the Network not transferred.

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        If Sprint transfers or sells all or substantially all of its Network and Facilities to an entity that is not an Affiliate, Sprint will require the purchaser, as part of the sale/transfer, to assume all of Sprint's obligations underneath this Agreement, in which case Sprint will be released from any continuing duties or liabilities hereunder.

        If Qwest, directly or indirectly, approves any plan or proposal for liquidation or dissolution of Qwest or winds up, liquidates, or dissolves and in connection with that action Qwest ceases to provide Private Label Service to End Users, Sprint may market to all of Qwest's former End Users.

16.   CONFIDENTIALITY

        16.1.    Restriction

        Neither party will disclose any Confidential Information received from the other party, except as expressly provided in this Agreement. Each party will use the Confidential Information received from the other party only for the purpose of this Agreement. If Qwest transfers or sells this Agreement to a Strategic Competitor, Qwest and its successor will maintain the confidentiality of this Agreement and all Confidential Information and will allow only those individuals directly responsible for the operation of the Qwest (or its successor) business unit that offers Private Label Services to access Confidential Information.

        16.2.    Care

        The receiving party must provide the same care to avoid disclosure or unauthorized use of the Confidential Information as it provides to protect its own similar proprietary information. All Confidential Information must be retained by the receiving party in a secure place with access limited to only those of the receiving party's employees, lenders, accountants, attorneys, agents or others operating under the receiving party's control who need to know that information for purposes of this Agreement and to third parties as the disclosing party has consented to by prior written approval. Confidential Information supplied is not to be reproduced in any form except as required to accomplish the intent of this Agreement. As necessary to further the purposes of this Agreement, with prior notice to Qwest, and subject to appropriate restrictions regarding confidentiality no less restrictive than provided in this Agreement, Sprint Spectrum L.P. may disclose Confidential Information, subject to the terms of this Agreement, to any entity (i) for which it is building a wireless network, or (ii) for which it has an obligation to associate the wireless network of the entity to the Sprint Spectrum L.P. network.

        16.3.    Return

        All Confidential Information, unless otherwise specified in writing, must be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon request of the disclosing party, and, in any event, within 60 days of termination of this Agreement. At the request of the disclosing party, the receiving party will furnish a certificate of an officer of the receiving party certifying that Confidential Information not returned to disclosing party has been destroyed. Notwithstanding the foregoing, at the discretion of each party's legal counsel, a copy of the other parties Confidential Information may be retained solely in the files of the party's legal group for purposes of (i) winding up the termination of this Agreement; (ii) for purposes of resolving any disputes arising out or related to this Agreement; and (iii) complying with any applicable law, rule or legal obligation of the party

        16.4.    Limitation

        The parties agree that the term "Confidential Information" does not include information which:

  (i)
  has been published or is otherwise in the public domain through no fault of the receiving party;

  (ii)
  prior to disclosure under this Agreement is properly within the legitimate possession of the receiving party;

  (iii)
  subsequent to disclosure under this Agreement is lawfully received from a third party having rights in the information without restriction of the third party's right to disseminate the information and without notice of any restriction against its further disclosure;

  (iv)
  is independently developed by the receiving party without access to the Confidential Information;

  (v)
  is obligated to be produced under order of a court of competent jurisdiction or other similar requirement of a Governmental Authority, so long as the party required to disclose the information provides the other party with prior notice of the order or requirement.

        16.5.    Relief

        The limitations of liability in this Agreement do not apply to either party's violations of this Section. If either party violates or threatens to violate this Section, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The parties agree that damages for violations of this Section may be difficult to ascertain or inadequate and that if either party violates or threatens to violate this Section, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute.

        16.6.    Information Security

  (i)
  To protect each party's Confidential Information from unauthorized use, including disclosure, loss or alteration, the parties will meet the Security Standards and (ii) inventory and test Security Standards before accepting the other's Confidential Information.

  (ii)
  Upon a parties' reasonable request, the other party will provide information to enable requesting party to determine compliance with this Section 16.6.

  (iii)
  Each party will promptly inform the other of any known or suspected compromises of Confidential Information as a result of that parties' failure to comply with the Security Standards.

  (iv)
  On a periodic basis, but in no event more than twice in any twelve (12) month period, a party may, upon ten (10) days' advance written notice, perform a vulnerability assessment to determine the other party's compliance with the Security Standards. If the requesting party has a reasonable basis to believe that the other has breached or is likely to breach the Security Standards, the requesting party may, upon five (5) days' advance written notice, perform a vulnerability assessment, which assessment will be in addition to any assessment in the ordinary course.

  (v)
  At a party's reasonable request, the other will promptly cooperate to develop a plan to protect Confidential Information from failures or attacks on the Security Standards, which plan will include prioritization of recovery efforts, identification of and implementation plans for alternative data centers or other storage sites and backup capabilities.

17.   ASSIGNMENT

        Neither party may assign this Agreement without the other party's prior written consent, except that (1) Sprint may assign the Agreement to a Sprint Affiliate so long as the Sprint Affiliate is responsible for the maintenance and operation of the Network and Facilities, (2) Qwest may assign the Agreement to a Qwest Affiliate so long as the Qwest Affiliate is responsible for Qwest's obligations under this Agreement, and (3) the parties may transfer consistent with the transfer rights and obligations in Section 15. Any assignment in violation of this provision is null and void.

        This Agreement will be binding on the permitted successors and assigns of both parties through merger or otherwise.

18.   REVIEW OF CERTAIN [****]

        Qwest, not more than [****] per rolling twelve months may request an opportunity to verify the [****] (Section 9.2 and Schedule 1.0, Section 3), [****] (Schedule 1.0, Section 2.3), Sprint Service Provider Affiliate Market [****] (Schedule 1.0, Section, Section 2.5), and [****] (Schedule 1.0, Section 2.1.1). Qwest will give Sprint at least 30 days advance notice of the review request, along with the [****]. The parties will mutually develop procedures for the review. Sprint's external auditor will conduct the review at Qwest's expense. Sprint will charge the cost of the review under Section 7.2. Sprint's external auditor will determine whether Sprint properly applied the specified Agreement [****] to Qwest.

        Sprint's external auditor will issue a report within 30 days of completing the review. If the external auditor can not meet the 30 day deadline, it will notify Sprint, which will notify Qwest. Under no circumstances will the report be issued more than 60 days after the completion of the review. The review findings will be binding on the parties unless a party challenges the findings within 30 days of receipt of the report. Either party may challenge the auditor's findings by the dispute resolution procedure in Section 19.8. If a party challenges the auditor's findings, the decision of the arbitrator will be binding on the parties.

        If the review discloses an [****], Sprint will [****] on the next reasonably available invoice. If the review discloses an [****] of the [****] during the period covered by the audit, Sprint will [****] to Qwest on the next reasonably available billing cycle. If the review discloses an [****], Sprint will [****] and Qwest will [****] as required under this Agreement.

19.   GENERAL PROVISIONS

        19.1.    Notices and Inquiries

        Except as otherwise provided, all notices and inquiries be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, (with acknowledgment received by the courier), or by facsimile (with facsimile acknowledgment) addressed as follows:

  If to Qwest:

    Qwest Services Corporation
    1801 California, Suite 5200
    Denver, Colorado 80206
    Attn: EVP Consumer Markets
    FAX: 303.296.4252

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    With a copy to:

    Qwest Services Corporation
    1801 California, Suite 5200
    Denver, Colorado 80206
    Attn: General Counsel
    FAX: 303.296.5974

  If to Sprint:

    Sprint Spectrum L.P.
    [****]

    With a copy to:

    Sprint Spectrum L.P.
    [****]

        Any party may from time to time specify a different address by notice to the other party. Any notice is considered given as of the date delivered.

        19.2.    Construction

        The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any references to any agreement, schedule or exhibit or to any other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and that calendar day is not a business day for Sprint or Qwest, then the action or notice will be deferred until, or may be taken or given on, the next business day. This Agreement will be construed according to its fair meaning and not strictly for or against any party. No rule of construction requiring interpretation against the draftsperson will apply in the interpretation of this Agreement. Except as otherwise provided, if there are any inconsistencies between any Schedule or Exhibit, and the body of this Agreement, the body of this Agreement controls. If there are any inconsistencies between the Private Label Operations Manual and this Agreement, this Agreement controls.

        19.3.    Independent Contractors

        The parties do not intend to create any agency, partnership, joint venture or other profit-sharing arrangement, landlord-tenant, or lessor-lessee relationship, or any relationship other than seller-buyer. Qwest will not represent itself (i) as an agent or representative of Sprint or (ii) as a Qwest of PCS Service in any way not specifically provided for herein. Each party will be solely responsible for the payment of compensation, workers' compensation, unemployment insurance and for withholding or paying employment related taxes to or with respect to its own employees. Sprint will be solely responsible for or entitled to the payment or receipt of any fees paid to or received from third party service providers with respect to data, content or services, if any.

        19.4.    Survival

        The provisions of this Agreement that by its content survive the termination of this Agreement will survive the termination.

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        19.5.    Headings

        The article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

        19.6.    Severability

        Every provision of this Agreement is intended to be severable unless expressly indicated otherwise (e.g. see Section 2). If any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the illegality, invalidity or unenforceability will not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects the intent.

        19.7.    Governing Law; Exclusive Venue

        This Agreement will be governed by and construed in accordance with the procedural and substantive laws of the State of New York without giving effect to its choice of law rules. Other than disputes covered by the first paragraph of Section 19.8, any cause of action or suit based upon or arising in connection with this Agreement filed by Qwest must be filed as appropriate in Johnson County, Kansas (State court) or Kansas City, Kansas (Federal Court), and must be filed by Sprint in State or Federal court, as appropriate, in Denver, Colorado.

        19.8.    Dispute Resolution and Jury Waiver

        For any dispute related to a [****] under Section 18, or a dispute relative to the actual costs incurred by Sprint under the conversion (Section 4), it will be submitted to the American Arbitration Association ("AAA"). The arbitration hearing will be before one arbitrator appointed by the AAA, will not last more than 12 hours, will be governed by the Federal Rules of Evidence and Federal Rules of Civil Procedure, will be conducted in Chicago, Illinois, and will take place within 45 days of the filing of arbitration notice.

        For all other disputes under this Agreement, each party waives its respective rights to a trial by jury of all claims or causes of action (including counterclaims) related to or arising out of this agreement or the transactions contemplated by this agreement brought by any party against any other party. This waiver applies to all subsequent amendments of this agreement.

        19.9.    Counterpart Execution

        This Agreement may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts will be construed together and will constitute one agreement.

        19.10.    Entire Agreement; Amendments

        This Agreement sets forth the entire agreement and understanding between the parties as to the subject matters covered therein and supersede all prior agreements, oral or written, and other communications between the parties relating to the subject matter of this Agreement. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties.

        19.11.    Parties in Interest; Limitation on Rights of Others

        Except as otherwise provided in this Agreement, this Agreement is binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement, whether express or implied, will be construed to give any person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement.

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        19.12.    Waivers; Remedies

        The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce the term, but any waiver is effective only if in a writing signed by the party against which the waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any party in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, or any abandonment or discontinuance of steps to enforce the right, preclude any other or further exercise thereof or the exercise of any other right.

        19.13.    Force Majeure

        If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the party affected, the party affected by the force majeure is excused on a day-by-day basis to the extent of the interference, if the party notifies the other party as soon as practicable of the nature and expected duration of the claimed force majeure, uses all commercially reasonable efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed. A "force majeure" under this Section 19.13 includes (i) acts of God, such as fire, flood, earthquake or other natural cause; (ii) terrorist events, riots, insurrections, war or national emergency; (iii) strikes, boycotts, lockouts or other labor difficulties, (iv) the lack of or inability to obtain permits or approvals, necessary labor, materials, energy, components or machinery, telecommunication line facilities or MDNs, and (v) judicial, legal or other action of any Governmental Authority.

        19.14.    Disclosure

        All media releases and public announcements or disclosures by either party relating to this Agreement, its subject matter or the purpose of this Agreement are to be coordinated with and consented to by both parties in writing prior to the release.

        19.15.    Compliance with Laws

        Each party will comply with all applicable material federal, state, county and local laws, rules, regulations and orders that apply to it, its operations and facilities.

20.   QUARTERLY REVIEW

        Within 30 days after the end of each financial quarter, the parties will meet at a mutually agreed upon location to review the following areas and subject matter to insure compliance with the Agreement:

  •
  All rates in schedule 1.0

  •
  Regulatory issues or changes

  •
  Network planning and forecasting

  •
  Schedule 7.0 and 9.0

  •
  Private Label Operations Manual

  •
  Fraud management

  •
  Handset and device acquisition

  •
  Interfaces (e.g. MAF and API)

  •
  Roaming relationships

  •
  [****] PCS SERVICES (6.1)

21.   FRAUD

        21.1.    Fraud Monitoring

        Sprint will monitor Network usage to attempt to detect fraudulent usage using Qwest MSIDs. For Roaming networks, Sprint will monitor usage to detect fraudulent usage only where Sprint has visibility to Roaming CDRs through a system similar to "Roamex". Sprint makes no guarantee that any or all fraud will be detected.

        21.2.    Fraud Reporting

        Sprint will notify Qwest (electronically or by FAX, as Sprint deems appropriate) of the detection by Sprint of "suspected" and "definitive" Cloning Fraud, or suspected usage fraud. Sprint will determine, in its sole discretion, whether an incident of Cloning Fraud is suspected or definitive, without any liability to Qwest. Sprint and Qwest will both designate a single point of contact to expedite the notices required under this Section, which contacts may be changed at any time with reasonable prior written notice to the other party.    Sprint's customary and ordinary procedures, as available from time to time, to detect fraudulent usage made using Qwest's MSIDs on the Network will not be inferior (except to the extent limited by Sprint's ability to access End User data) to Sprint's internal fraud detection.

        21.3.    Fraud Liability

        Sprint will track and process any credits requested by Qwest and associated with suspected and definitive Cloning Fraud, only if the Cloning Fraud exceeds a minimum threshold of $1,000 in the aggregate during any single billing cycle.

          21.3.1. Suspecting Cloning Fraud on the Network

          In case of suspected Cloning Fraud, Sprint will not terminate PCS Service to that MSID, unless Qwest directs Sprint to terminate PCS Service. If Qwest directs Sprint to terminate service to the affected MSID, Sprint will absorb the costs associated with that Cloning Fraud on the Network from the point the Network usage alarm notifies Sprint of the suspected Cloning Fraud up to [****] hours from the time Sprint provided notice of detection to Qwest. Qwest will be responsible for all charges after expiration of the [****] hour period. If Qwest does not request termination of service to the affected MSID, Qwest will be responsible for all charges.

          21.3.2. Definitive Cloning Fraud on the Network

          In case of definitive Cloning Fraud, Sprint will terminate service to the affected MSID concurrently with notice of detection to Qwest. Failure of authentication may be considered definitive Cloning Fraud. Sprint will absorb the costs associated with that Cloning Fraud on the Network. If Qwest reactivates the End User or overrides Sprint's deactivation of PCS Service, then Qwest is responsible for all Cloning Fraud and any other fraud or similar activity on the End User account.

          21.3.3. End User Fraud

          Qwest is responsible for all costs and procedures associated with End User fraud, such as subscription fraud, usage on lost or stolen handsets that Qwest fails to deactivate, or fraud occurring in connection with Qwest's agents, employees or representatives, such as employee-related theft.

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          21.3.4. Roaming Fraud

          [****] for Roaming fraud on Roaming networks that use systems that report usage to Sprint for fraud detection (currently Roamex) that allow Sprint timely visibility to Roaming CDRs, and the Roaming fraud is as a result of translation issues between the Roaming network and the Network. Qwest will assist Sprint to mitigate losses by performing countermeasures as requested by Sprint. Sprint will track and process any credits requested by Qwest and associated with Roaming fraud, only if the Roaming fraud exceeds a minimum threshold of $1,000 in the aggregate during any single billing cycle. All other Roaming fraud is Qwest's responsibility.

22.   ESSENTIAL SERVICES

        Subject to agreed upon Customized Services and to the extent the Network has been or will be provisioned for essential service usage (similar to the Government Emergency Telecommunication Service for wireline), Sprint will provide that service to Qwest in parity with the provision of that service to itself and eligible Customers.

This Agreement made as of the date first written above.

SPRINT SPECTRUM L.P.	QWEST WIRELESS LLC
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
QWEST COMMUNICATIONS CORPORATION ACKNOWLEDGES ITS OBLIGATION IN SECTION 7.1
By:
Name:
Title:
Date:

**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

QuickLinks

  Exhibit 10.43
TABLE OF CONTENTS
SCHEDULES
PRIVATE LABEL PCS SERVICES AGREEMENT
BACKGROUND
OPERATIVE TERMS